Exhibit 99.4

FORM OF LETTER TO CLIENTS

SUBSCRIPTION RIGHTS FOR THE EXERCISE OF UNITS CONSISTING OF

UP TO AN AGGREGATE OF [        ] SHARES OF MARSHALL EDWARDS, INC. COMMON

STOCK AND WARRANTS FOR THE PURCHASE OF UP TO AN AGGREGATE OF [        ]

SHARES OF COMMON STOCK

[        ], 2012

To Our Clients:

Enclosed for your consideration are the prospectus, dated [        ], 2012 (the “Prospectus”) and the Instructions for Use of Marshall Edwards, Inc. Subscription Rights Certificates relating to the rights offering (the “Rights Offering”) by Marshall Edwards, Inc. (the “Company”) of units (the “Units”). Each Unit will consist of [        ] share[s] of our common stock, par value $0.00000002 per share (the “Common Stock”), and warrants to purchase an additional [        ] shares of Common Stock, which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record of Common Stock, as well as holders of the Company’s Series A warrants (collectively, “Record Holders”), as of 5:00 p.m., Eastern time, on [        ], 2012 (the “Record Date”). The Subscription Rights and the Rights Offering are described in detail in the Prospectus.

In the Rights Offering, the Company is offering up to [        ] Units consisting of up to an aggregate of [        ] shares of Common Stock and warrants to purchase of up to an aggregate of [        ] shares of Common Stock, to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern time, on [        ], 2012, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for each share of Common Stock you owned on the Record Date. Each Subscription Right will entitle you to subscribe to purchase [        ] Units (the “Basic Subscription Right”) at a subscription price of $[        ] per share. For example, if you owned 100 shares of Common Stock on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase [        ] Units consisting of an aggregate of [        ] shares of Common Stock and warrants to purchase an aggregate of [        ] shares Common Stock for $[        ] per Unit pursuant to your Basic Subscription Right.

In addition, if you fully exercise your Basic Subscription Right (after giving effect to permitted distributions), then you will be eligible to subscribe to purchase additional Units, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Company offers no assurances that any subscription requests made by any holder of Subscription Rights pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

You will be required to submit payment in full for all of the Units that you wish to buy under your Basic Subscription Right and pursuant to the Over-Subscription Privilege.

The Company will not issue fractional shares of Common Stock in the Rights Offering. Rights Holders will only be entitled to purchase a number of Units representing a whole number of shares of Common Stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable. Similarly, no fractional shares of Common Stock will be issued in connection with the exercise of a warrant. Instead, for any such fractional share that would otherwise have been issuable upon exercise of the warrant, the holder will be entitled to a cash payment equal to the pro-rated per share market price of the Common Stock on the last trading day preceding the exercise.

The Subscription Rights are evidenced by subscription rights certificates registered in the names of the record holders of the shares of Common Stock (or Series A warrants, as applicable) for which the Subscription Rights are being distributed. The Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Subscription Rights to any other party; provided, however, that holders may distribute their Subscription Rights to their own shareholders, members or general or limited partners.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK WHICH ARE CARRIED BY US IN YOUR ACCOUNT BUT ARE NOT REGISTERED IN YOUR NAME. EXERCISES OF THE SUBSCRIPTION RIGHTS DISTRIBUTED WITH RESPECT TO THESE SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. WE URGE YOU TO READ THE PROSPECTUS AND OTHER ENCLOSED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE INSTRUCTING US TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

We are hereby requesting that you instruct us as to whether you wish us to subscribe for any Units to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the Prospectus. If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form with any required payment. The Beneficial Owner Election Form, together with any required payment, should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering.

The Rights Offering will expire at 5:00 p.m., Eastern time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be canceled, revoked or otherwise amended. With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned, together with any required payment, such that it will be actually received by us by 5:00 p.m., Eastern time, on [        ], 2012, the last business day prior to the scheduled Expiration Date of the Rights Offering. Any Subscription Rights that you do not exercise in accordance with the foregoing instructions will expire and cease to have any value.

Additional copies of the enclosed materials may be obtained from the Company’s information agent for the Rights Offering, Georgeson, Inc. Banks and brokers should call (212) 440-9800 and shareholders should call (866) 628-6021.